UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 10, 2011

MASTECH HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

001-34099	26-2753540
(Commission File Number)	(IRS Employer Identification No.)

1000 Commerce Drive, Suite 500, Pittsburgh, PA	15275
(Address of Principal Executive Offices)	(Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2011, the Board of Directors of Mastech Holdings, Inc. (the “Company”) appointed D. Kevin Horner, age 52, as the Company’s President and Chief Executive Officer, effective immediately.

Mr. Horner has served as a member of the Company’s Board of Directors since September 30, 2008. Prior to joining the Company, Mr. Horner served as Chief Information Officer of Alcoa Inc. (“Alcoa”) since 2008. Mr. Horner retired from the Chief Information Officer position at Alcoa on October 1, 2011. From 2003 through 2007, Mr. Horner was Chief Information Officer of Alcoa North America. From 2000 to 2003, Mr. Horner was Director of Enterprise Global Solutions and Global Applications for Alcoa. From 1998 to 2000, Mr. Horner served as Chief Information Officer for Alcoa Europe. From 1981 to 1998, Mr. Horner held various management positions in business and information systems/information technology with Alcoa. Mr. Horner has a Bachelor’s degree in mathematics from Saint Francis College.

On October 10, 2011, the Company entered into an employment agreement (the “Agreement”) with Mr. Horner. The Agreement provides for a term that shall continue from year to year or until such employment is terminated in accordance with the Termination and Change of Control provisions set forth in the Agreement.

The Agreement provides that Mr. Horner will receive a base salary of $350,000 annually through December 31, 2012. Thereafter, the base salary shall be determined in good faith by the Company. Mr. Horner shall also be entitled to an annual bonus of $150,000 based upon achieving annual performance goals and objectives set by the Company’s Compensation Committee. For the 2011 calendar year, the bonus will be guaranteed and prorated based on the time remaining in the year following commencement of employment.

In addition, Mr. Horner shall receive 200,000 non-qualified stock options at an exercise price equal to the fair market value of the Company’s common stock on the grant date. These options will vest 25% (50,000 options) per year on each anniversary of the grant date. Mr. Horner is also eligible for standard company benefits in the same manner as other executives of the Company.

Under the Agreement, either party may terminate Mr. Horner’s employment with or without cause under certain conditions. In the event that Mr. Horner is terminated with “cause”, the Company may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary and benefits (excluding options) earned through the date of termination. Mr. Horner shall also have continuing obligations under the Agreement including, but not limited to agreements not to compete and non-disclosure and non-use of confidential information of the Company, in the event that his employment is terminated with “cause”.

In the event that Mr. Horner is terminated without “cause”, he shall be entitled to severance pay and continued coverage under the Company’s employee benefits and group health plans (medical, dental and vision) for a specified severance period. These payments shall be equal to Mr. Horner’s last monthly base salary, less appropriate deductions, payable following his termination of employment in accordance with the Company’s regular payroll practices. This severance period shall be three months, if the termination occurs prior to the six-month anniversary of Mr. Horner’s hire date with the Company. The severance period shall last twelve months, if termination occurs on or after the six-month anniversary of his hire date with the Company.

Upon termination without “cause”, Mr. Horner shall also be granted continued vesting in unvested stock options outstanding as of such termination date through the end of the severance period. The exercise period for a vested option, will be extended for a period equal to ninety days from the end of the severance period, but not later than the earlier of either the original expiration date of such option, or ten years from the date of grant. These severance benefits shall be contingent upon Mr. Horner signing a release of all claims against the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Agreement.

Mr. Horner is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 11, 2011, the Company issued a press release announcing Mr. Horner’s appointment as President and CEO. A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are furnished with this Form 8-K:

10.1	Employment Agreement, dated October 10, 2011.

99.1	Press Release from Mastech Holdings, Inc., dated October 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH HOLDINGS, INC.

By:	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Title:	Chief Financial Officer

October 13, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated October 10, 2011.

99.1	Press Release from Mastech Holdings, Inc., dated October 11, 2011.